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Exhibit 21.1

INOVIO BIOMEDICAL CORPORATION—Subsidiaries

Subsidiary Name (1)	Jurisdiction of Organization
Genetronics, Inc.	Delaware
Inovio AS	Norway
Inovio Asia Pte. Ltd.	Singapore
(1)
In accordance with Instructions (ii) to Exhibit (21) to the Exhibit Table in Item 601 of Regulation S-K, the registrant has omitted from the above table one or more of its subsidiaries because such omitted subsidiaries, considered in the aggregate as a single subsidiary, does not constitute a significant subsidiary of registrant as of the date of this joint proxy statement/prospectus.

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  Exhibit 21.1
INOVIO BIOMEDICAL CORPORATION—Subsidiaries